Exhibit 24
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jean Hu and Ava Hahn, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2025, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/Lisa T. Su	Chair, President and Chief Executive Officer, Director	February 3, 2026
Lisa T. Su

/s/Jean Hu	Executive Vice President, Chief Financial Officer and Treasurer	February 3, 2026
Jean Hu

/s/Emily Ellis	Corporate Vice President, Chief Accounting Officer	February 3, 2026
Emily Ellis

/s/Nora M. Denzel	Director, Lead Independent Director	February 2, 2026
Nora M. Denzel

/s/Mike P. Gregoire	Director	February 2, 2026
Mike P. Gregoire

/s/Joe A. Householder	Director	February 2, 2026
Joe A. Householder

/s/John W. Marren	Director	February 2, 2026
John W. Marren

/s/KC McClure	Director	February 2, 2026
KC McClure

/s/Jon A. Olson	Director	February 2, 2026
Jon A. Olson

/s/Abhi Y. Talwalkar	Director	February 2, 2026
Abhi Y. Talwalkar

/s/Beth W. Vanderslice	Director	February 2, 2026
Beth W. Vanderslice